Exhibit 3.1

WORKDAY, INC.

RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Workday, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1.    The name of this corporation is Workday, Inc. (“Workday”) and Workday was originally incorporated pursuant to the General Corporation Law on March 16, 2012 under the name Workday, Inc.

2.    The Board of Directors of Workday duly adopted resolutions adopting and approving the amendment and restatement of the Certificate of Incorporation of Workday (the “Restated Certificate”), declaring the Restated Certificate to be advisable and in the best interests of Workday and its stockholders, and authorizing the appropriate officers of Workday to solicit the consent of the stockholders therefor, which resolution setting forth the adoption and approval of the Restated Certificate is as follows.

RESOLVED, that the Restated Certificate is hereby adopted and approved in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3.    Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of Workday in accordance with Section 228 of the General Corporation Law.

4.    This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of Workday’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of Workday on this 28th day of September, 2012.

By:	/s/ James P. Shaughnessy
James P. Shaughnessy Secretary

EXHIBIT A

WORKDAY, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I

The name of this corporation is Workday, Inc.

ARTICLE II

The address of the registered office of Workday in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its resident agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.    Authorization of Stock.  Workday is authorized to issue three classes of stock to be designated, respectively, Class A Common Stock, Class B Common Stock, and Preferred Stock. The total number of shares that Workday is authorized to issue is 498,090,940, each with a par value of $0.001 per share. The total number of shares of Class A common stock authorized to be issued is 200,000,000, par value $0.001 per share (the “Class A Common Stock”). The total number of shares of Class B common stock authorized to be issued is 200,000,000 shares (the “Class B Common Stock”). The total number of shares of preferred stock authorized to be issued is 98,090,940, par value $0.001 per share (the “Preferred Stock”), of which 30,000,000 shares are designated as “Series A Preferred Stock,” 16,200,000 shares are designated as “Series B Preferred Stock,” 11,386,395 shares are designated as “Series C Preferred Stock,” 10,000,000 shares are designated as “Series D Preferred Stock,” 22,954,545 shares are designated as “Series E Preferred Stock” and 7,550,000 shares are designated as “Series F Preferred Stock.”

Immediately upon the acceptance for filing of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) by the Secretary of State of the State of Delaware (the “Effective Time”), and without further action on the part of holders of Common Stock of Workday outstanding immediately prior to the Effective Time, each then outstanding share of Workday’s Common Stock will be reclassified as one share of Class B Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of Common Stock will from and after the Effective Time be deemed to represent shares of Class B Common Stock, without the need for surrender or exchange thereof.

B.    Rights, Preferences and Restrictions of Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.    Dividends.  Any dividends or distributions will be distributed among all holders of Class A Common Stock, Class B Common Stock and Preferred Stock in proportion to the total number of shares of Class A Common Stock and Class B Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Class B Common Stock at the then effective conversion rate.

2.    Liquidation Preference.

(a)    In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series F Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred, Class A Common Stock and Class B Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Original Issue Price (as defined below) for the Series F Preferred Stock plus (ii) declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series F Preferred Stock will be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution will be distributed ratably among the holders of the Series F Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 2(a). For purposes of this Restated Certificate of Incorporation, “Original Issue Price” will mean $0.50 per share for each share of the Series A Preferred Stock, $1.25 per share for each share of Series B Preferred Stock, $2.50 per share for each share of Series C Preferred Stock, $3.00 per share for each share of Series D Preferred Stock, $3.30 per share for each share of Series E Preferred Stock and $13.26 per share for each share of Series F Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b)    Upon the completion of the distribution required by Section 2(a), if Proceeds remain, the holders of Series E Preferred Stock will be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the “Junior Preferred Stock”), Class A Common Stock and Class B Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Original Issue Price for the Series E Preferred Stock plus (ii) declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series E Preferred Stock will be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution will be distributed ratably among the holders of the Series E Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 2(b).

(c)    Upon the completion of the distribution required by Sections 2(a) and 2(b), if Proceeds remain, the holders of each series of Junior Preferred Stock will be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Class A Common Stock and Class B Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the applicable Original Issue Price for such series of Preferred Stock plus (ii) declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Junior Preferred Stock will be insufficient to permit the payment to such holders of the full aforesaid preferential amounts under this Section 2(c), then the entire remaining Proceeds legally available for distribution will be distributed ratably among the holders of the Junior Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 2(c).

(d)    Upon completion of the distributions required by Sections 2(a), 2(b) and 2(c), all of the remaining Proceeds available for distribution to stockholders will be distributed among the holders of Series E Preferred Stock, Class A Common Stock and Class B Common Stock pro rata based on the number of shares of Class A Common Stock and Class B Common Stock held by each (assuming full conversion of all shares of Series E Preferred Stock) until, with respect to the Series E Preferred Stock, such holders will have received the Series E Participation Cap (as defined below); thereafter, if Proceeds remain, the holders of the Class A Common Stock and Class B Common Stock of Workday will receive all of the remaining Proceeds pro rata based on the number of shares of Class A Common Stock and Class B Common Stock held by each. For purposes hereof, “Series E Participation Cap” will mean $6.60 per share of the Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock), which includes amounts paid pursuant to Section 2(b).

(e)    Notwithstanding the foregoing, upon any Liquidation Event each holder of Preferred Stock will be entitled to receive, for each share of each series of Preferred Stock then held, out of the Proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 2(a), 2(b) or 2(c), as applicable, and 2(d) above (without giving effect to this Section 2(e)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Class B Common Stock immediately prior to such Liquidation Event after giving effect to this Section 2(e) with respect to all series of Preferred Stock simultaneously.

(f)    (i)    For purposes of this Section 2, a “Liquidation Event” will include (A) the closing of the sale, transfer or exclusive substantially worldwide license of all or substantially all of Workday’s assets or intellectual property, (B) the consummation of the merger or consolidation of Workday with or into another entity (except a merger or consolidation in which the holders of capital stock of Workday immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Workday or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of Workday’s securities), of Workday’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Workday (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of Workday; provided, however, that a transaction will not constitute a Liquidation Event if its sole purpose is to change the state of Workday’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Workday’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of capital stock in a bona fide financing transaction will not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that the treatment of any particular transaction or series of related transactions as a Liquidation Event with respect to the Series E Preferred Stock or Series F Preferred Stock may be waived only by the vote or written consent of the holders of a majority of the outstanding Series E Preferred Stock or Series F Preferred Stock, as applicable.

(ii)    In any Liquidation Event, if Proceeds received by Workday or its stockholders is other than cash, its value will be deemed its fair market value. Any securities will be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)    If traded on a securities exchange, the value will be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)    If actively traded over-the-counter, the value will be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)    If there is no active public market, the value will be the fair market value thereof, as mutually determined by the Board of Directors of Workday.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) will be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of Workday.

(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event will, upon approval by the stockholders of the definitive agreements governing a Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)    In the event the requirements of this Section 2 are not complied with, Workday will forthwith either:

(A)    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)    cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock will revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(e)(iv) hereof.

(iv)    Workday will give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and will also notify such holders in writing of the final approval of such transaction. The first of such notices will describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and Workday will thereafter give such holders prompt notice of any material changes. The transaction will in no event take place sooner than twenty (20) days after Workday has given the first notice provided for herein or sooner than ten (10) days after Workday has given notice of any material changes provided for herein; provided, however, that subject to compliance with Title 8 of the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(g)    Allocation of Escrow and Contingent Consideration.

(i)    In the event of a Liquidation Event where any portion of the Proceeds is placed into escrow and/or is payable to the stockholders of Workday subject to contingencies and such portion of the Proceeds is equal to or less than twenty percent (20%) of the total Proceeds of such Liquidation Event (with such total Proceeds including the portion placed in escrow and/or subject to contingencies), notwithstanding the operation of this Section 2 the definitive agreement with respect to such transaction will provide that the portion of such Proceeds that is placed in escrow and/or is subject to contingencies will be allocated among the holders of capital stock of Workday pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to this Section 2 (such that each stockholder has the same percentage of the Proceeds payable to it placed into escrow and/or subject to contingencies, as applicable).

(ii)    In the event of a Liquidation Event where any portion of the Proceeds is placed into escrow and/or is payable to the stockholders of Workday subject to contingencies and such portion of the Proceeds is greater than twenty percent (20%) of the total Proceeds of such Liquidation Event (with such total Proceeds including the portion placed in escrow and/or subject to contingencies), the definitive agreement with respect to such transaction will provide that (A) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) will be allocated among the holders of capital stock of Workday in accordance with Sections 2.2(a), 2.2(b), 2.2(c) and 2.2(d) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (B) any additional consideration which becomes payable to the stockholders of

Workday upon release from escrow or satisfaction of contingencies will be allocated among the holders of capital stock of Workday in accordance with Sections 2.2(a), 2.2(b), 2.2(c) and 2.2(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.    Series E and Series F Preferred Stock Resale Request.

(a)    Subject to the terms and conditions of this Section 3, if Workday will receive at any time after April 15, 2016 a written request from the holders of a majority of the then outstanding shares of (x) Series E Preferred Stock or (y) Series F Preferred Stock that Workday facilitate the resale of the shares of such series of Preferred Stock held by them (a “Resale Assistance Request”), Workday will promptly give written notice of the Resale Assistance Request to all other holders of such series of Preferred Stock and use all commercially reasonable efforts to facilitate the resale of all of such holders’ shares of Preferred Stock, together with all of the shares of such series of Preferred Stock of any other holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of the such written notice from Workday.

(b)    In the event of a Resale Assistance Request, Workday will be entitled to direct the effort to resell the shares of the applicable series of Preferred Stock, and may do so directly or indirectly (including by retaining an investment bank or financial advisor). Workday will make reasonably available to prospective purchasers sufficient information regarding Workday’s business and financial condition necessary for such persons to decide whether to acquire shares of the applicable series of Preferred Stock requested to be sold, and will provide reasonable and appropriate access to Workday’s directors, officers and key employees. Notwithstanding the foregoing, Workday will not be obligated to provide any information or access unless the prospective purchaser will have entered into a confidentiality agreement with Workday (which may contain an obligation to not solicit Workday’s employees) and in no event will Workday be obligated to disclose or make available highly confidential proprietary information, trade secrets or other similar information. In addition, as part of its efforts to facilitate the resale of shares of the applicable series of Preferred Stock, Workday will not be under any obligation to engage or provide information to a competitor of Workday (as reasonably determined by the Board of Directors of Workday).

(c)    The holders of the shares of Preferred Stock requested to be sold will cooperate in good faith with Workday to resell the shares of such series of Preferred Stock so requested to be sold, including by taking, or causing to be taken, all actions reasonably requested by Workday in connection therewith; provided, that notwithstanding any provision herein to the contrary, each such holder will retain the sole discretion to accept or reject any offer to acquire such shares. During the period ending 180 days after Workday’s receipt of the Resale Assistance Request, the holders of the requesting series of Preferred Stock requested to be sold will not approach or negotiate with any person or persons with respect to the purchase of such holder’s shares of Preferred Stock other than in conjunction with Workday and will promptly notify Workday of any party who, during such period, approaches such holder regarding the purchase of such holder’s shares of Preferred Stock. If prospective purchasers are willing to purchase some, but not all, of the shares of the applicable series of Preferred Stock requested for resale, then Workday will so advise all holders requesting resale and the number of shares that may be sold will be allocated among holders of such series of Preferred Stock requested to be sold, pro rata based on the number of shares of such series of Preferred Stock held by each (or in such other allocation as may be agreed by the holders of a majority of such shares of the requesting series of Preferred Stock).

(d)    Any resale of shares of Series E Preferred Stock or Series F Preferred Stock facilitated in accordance with this Section 3 will comply with any first refusal or other agreements to which the holder of such shares is bound, other than any co-sale obligations. All expenses incurred by Workday in connection with its efforts to resell the shares of Series E Preferred Stock or Series F Preferred Stock pursuant to this Section 3, other than fees and commissions of any financial advisor or investment bank retained by Workday and payable by the holders of the series of Preferred Stock being sold pursuant to the next sentence, will be borne by Workday. The fees and commissions of any financial advisor or investment bank retained by Workday will be borne pro rata by the holders of the shares of Preferred Stock actually sold. The obligations of Workday under this Section 3 with respect to a specific Resale Assistance Request will cease on the earlier of the resale of all shares of the applicable series of Preferred Stock requested to be sold and the date that is one hundred eighty (180) days after Workday’s receipt of such Resale Assistance Request. Workday will not be obligated to assist with the resale of any shares of Series E Preferred Stock or Series F Preferred Stock requested pursuant to this Section 3 if it has, within the twelve (12) month period preceding the date of such request, already responded to a Resale Assistance Request for such series pursuant to this Section 3.

(e)    Any action required of Workday under this Section 3 with respect to a Resale Assistance Request may be waived, either prospectively or retroactively and either generally or in a particular instance, by the written consent or vote of the holders of a majority of the outstanding shares of the series of Preferred Stock requested to be sold.

4.    Redemption.

(a)    Subject to the terms and conditions of this Section 4, if less than all of the shares of Series E Preferred Stock or Series F Preferred Stock requested to be sold in connection with a Resale Assistance Request are sold, then at any time during the period beginning on the date that is one hundred eighty (180) days after Workday’s receipt of such Resale Assistance Request and ending ninety (90) days thereafter, the holders of a majority of the then outstanding shares of the requesting series of Preferred Stock may, by written request delivered to Workday, require Workday to redeem the then outstanding shares of such series of Preferred Stock. Workday will to the extent it may do so lawfully and in accordance with the terms of this Section 4, redeem in three (3) annual installments (each annual payment date being referred to herein as a “Redemption Date”) the outstanding shares of such series of Preferred Stock (other than Excluded Stock (as defined below)) by paying in cash therefor a sum per share equal to the greater of (i) the applicable Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and (ii) the fair market value of such share (measured as of the initial Redemption Date) as determined by an independent appraisal firm chosen and approved by Workday’s Board of Directors (including, with respect to any redemption of the Series E Preferred Stock, the approval of the Series E Director (as defined below), whose approval may not be unreasonably withheld) (the greater of such values, the

“Redemption Price”), plus such additional amount required pursuant to Section 4(d), if any. The initial Redemption Date will be a date no fewer than ten (10) and no more than thirty (30) days after the completion of the appraisal described below, which appraisal will be completed not more than ninety (90) days after Workday’s receipt of such written request for redemption. The number of shares of Series E Preferred Stock or Series F Preferred Stock that Workday will be required to redeem on any one Redemption Date will be equal to the amount determined by dividing (i) the aggregate number of shares of such series of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies); provided, however, that Excluded Stock (as defined below) will not be redeemed and will be excluded from the calculations set forth in this sentence. Any redemption of Series E Preferred Stock or Series F Preferred Stock effected pursuant to this Section 4(a) will be made on a pro rata basis among the holders of such series of Preferred Stock in proportion to the aggregate Redemption Price of each such holder of such series of Preferred Stock would otherwise be entitled to receive on the applicable Redemption Date.

(b)    Appraisal.  For purposes of this Section 4, the independent appraisal firm will determine the “fair market value” of each share of Series E Preferred Stock or Series F Preferred Stock, as applicable, as the price per share that would be paid for one such share by a willing buyer to a willing seller in a market transaction assuming that all of Workday’s Preferred Stock had converted to Class B Common Stock at the then applicable conversion rates and that a material portion of Workday’s shares of Class A Common Stock or Class B Common Stock were publicly traded on a national securities exchange in sufficient volume to provide a liquid trading market. The reasonable and customary fees and expenses of the appraisal firm will be paid one-half by Workday and one-half by the participating holders of the series of Preferred Stock requesting such redemption. Workday will pay the holders’ share and deduct such amount pro rata from the first payments to be made pursuant to Section 4(a). Workday will make reasonably available to such appraiser sufficient information regarding Workday’s business and financial condition necessary for such appraiser to conduct such appraisal, and to provide reasonable and appropriate access to Workday’s directors, officers and key employees. Workday will notify each holder of Series E Preferred Stock or Series F Preferred Stock, as applicable, of the appraiser’s determination of fair market value within two days following receipt thereof.

(c)    At least twenty (20) but no more than forty-five (45) days prior to each Redemption Date, written notice will be delivered to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the series of Preferred Stock to be redeemed, at the address last shown on the records of Workday for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of the shares of such series of Preferred Stock to be redeemed from such holder, the Redemption Price and the place at which payment may be obtained and calling upon such holder to surrender to Workday, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). If Workday receives, on or prior to the fifteenth (15th) day after delivery of the first Redemption Notice to a holder of the applicable series of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 4, then the shares registered on the books of Workday in the name of such holder at the time of Workday’s receipt of such notice will thereafter be “Excluded Stock”. Excluded Stock will not be redeemed or redeemable pursuant to this Section 4, whether on the initial Redemption Date or thereafter. Except as provided in Section 4(d), on or after each Redemption Date, each holder of Series E Preferred Stock or Series F Preferred Stock, as applicable, to be redeemed on such Redemption Date will surrender to Workday the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares will be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate will be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate will be issued representing the unredeemed shares.

(d)    From and after each Redemption Date, unless there will have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of such series of Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) will cease with respect to such shares, and such shares will not thereafter be transferred on the books of Workday or be deemed to be outstanding for any purpose whatsoever. If Workday’s Available Funds (as defined below) on a Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those Available Funds will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the aggregate Redemption Price that each such holder would be entitled to receive pursuant to Section 4(a). The shares of Preferred Stock not redeemed will remain outstanding and entitled to all the rights and preferences provided herein. Thereafter, at each three month anniversary of the applicable Redemption Date prior to the next applicable Redemption Date (each such date, a “Quarterly Interim Redemption Date”), if Workday has Additional Available Funds (as defined below), such funds will immediately be used to redeem the balance of the shares that Workday has become obliged to redeem on any Redemption Date but that it has not redeemed. In the event that any share of Preferred Stock designated for redemption remain outstanding following the third annual Redemption Date, the Redemption Price with respect to such share will be increased at a rate equal to ten percent (10%) of the Redemption Price per annum measured from the third annual Redemption Date until the date such share is actually redeemed (with such ten percent (10%) rate accruing on the basis of the actual number of days elapsed during any annual period).

(e)    Definitions.  For purposes of this Section 4:

(i)    “Available Funds” means

(A)    with respect to the initial Redemption Date, fifty percent (50%) of the funds of Workday legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable,

(B)    with respect to the second Redemption Date, seventy-five percent (75%) of the funds of Workday legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, and

(C)    with respect to the third and final Redemption Date, one hundred percent (100%) of the funds of Workday legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable.

(ii)    “Additional Available Funds” means

(A)    with respect to a Quarterly Interim Redemption Date falling during the period following the initial Redemption Date and prior to the second Redemption Date, (x) fifty percent (50%) of (y) (1) the funds of Workday legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on such Quarterly Interim Redemption Date less (2) the funds of Workday legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on the date one day after the immediately preceding Redemption Date or Quarterly Interim Redemption Date,

(B)    with respect to a Quarterly Interim Redemption Date falling during the period following the second Redemption Date and prior to the third and final Redemption Date, (x) seventy-five percent (75%) of (y) (1) the funds of Workday legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on such Quarterly Interim Redemption Date less (2) the funds of Workday legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on the date one day after the immediately preceding Redemption Date or Quarterly Interim Redemption Date, and

(C)    with respect to a Quarterly Interim Redemption Date following the third and final Redemption Date, one hundred percent (100%) of the funds of Workday legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on such Quarterly Interim Redemption Date.

(f)    In determining the amount of Workday’s legally available funds on a specified redemption date, the Board of Directors of Workday will, pursuant to §154 of Title 8 of the General Corporation Law, exclude from Workday’s total liabilities any liability associated with the redeemability of shares of Series E Preferred Stock or Series F Preferred Stock to be redeemed at a subsequent redemption date unless such exclusion is unreasonable under the circumstances.

(g)    A redemption request may be withdrawn or terminated upon the request of the holders of a majority of the issued and outstanding shares of the applicable series of Preferred Stock (other than Excluded Stock) prior to the actual redemption of at least ten percent (10%) of the total number of shares of the applicable series of Preferred Stock to be redeemed pursuant to this Section 4. After any such withdrawn or terminated redemption request, the shares of the applicable series of Preferred Stock will again be subject to redemption pursuant to this Section 4 upon the request of the holders of the applicable series of Preferred Stock as provided above following Workday’s earlier receipt of a Resale Assistance Request. Following the initial Redemption Date, the shares of Series E Preferred Stock or Series F Preferred Stock, as applicable, constituting Excluded Stock will no longer be redeemable pursuant to this Section 4.

5.    Conversion.  The holders of the Preferred Stock will have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert.  Each share of Preferred Stock will be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of Workday or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Class B Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock will be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock will be subject to adjustment as set forth in Section 5(d).

(b)    Automatic Conversion.

(i)    Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will automatically be converted into shares of Class B Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (A) Workday’s sale of its Class A Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $25,000,000 in the aggregate (a “Qualified Public Offering”), (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), or (C) the date that there is no longer at least 7,500,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Preferred Stock).

(ii)    Each share of Series E Preferred Stock will automatically be converted into shares of Class B Common Stock at the Conversion Rate at the time in effect for the Series E Preferred Stock immediately upon the earlier of (A) a Qualified Public Offering, (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting as a separate series), or (C) the date that there are no longer at least 7,000,000 shares of Series E Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock).

(iii)    Each share of Series F Preferred Stock will automatically be converted into shares of Class B Common Stock at the Conversion Rate at the time in effect for the Series F Preferred Stock immediately upon the earlier of (A) Workday’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1, the public offering price of which was not less than $100,000,000 in the aggregate, (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series F Preferred Stock (voting as a separate series), or (C) the date that there are no longer at least 700,000 shares of Series F Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series F Preferred Stock).

(c)    Mechanics of Conversion.  Before any holder of Preferred Stock will be entitled to voluntarily convert the same into shares of Class B Common Stock, he or she will surrender the certificate or certificates therefor (if any), duly endorsed, at the office of Workday or of any transfer agent for the Preferred Stock, and will give written notice to Workday at its principal corporate office, of the election to convert the same and will state therein the name or names (i) in which the certificate or certificates for shares of Class B Common Stock are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. Workday will, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder will be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion will be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Class B Common Stock upon conversion of the Preferred Stock will not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of Section 5(b), such conversion will be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Class B Common Stock issuable upon such conversion will be treated for all purposes as the record holders of such shares of Class B Common Stock as of such date.

(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be subject to adjustment from time to time as follows:

(i)    (A)    If Workday will issue, on or after the Effective Time, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, in effect immediately prior to each such issuance will forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which will be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by Workday for such issuance would purchase at such Conversion Price; and the denominator of which will be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 5(d)(i)(A), the term “Common Stock Outstanding” will mean and include the following: (1) outstanding Class A Common Stock and Class B Common Stock, (2) Class B Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Class B Common Stock issuable upon exercise of outstanding stock options and (4) Class B Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above will be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that Workday issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock pursuant to the provisions of this Section 5(d) (the “First Dilutive Issuance”), and Workday then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to such Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to substantially the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, will be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)    No adjustment of the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock will be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in Sections 5(d)(i)(E)(3) and 5(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 5(d)(i) will have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)    In the case of the issuance of Additional Stock for cash, the consideration will be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by Workday for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)    In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash will be deemed to be the fair market value thereof as determined by the Board of Directors of Workday irrespective of any accounting treatment.

(E)    In the case of the issuance of options to purchase or rights to subscribe for Class B Common Stock, securities by their terms convertible into or exchangeable for Class B Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions will apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)    The aggregate maximum number of shares of Class B Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Class B Common Stock will be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(d)(i)(C) and 5(d)(i)(D)), if any, received by Workday upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Class B Common Stock covered thereby.

(2)    The aggregate maximum number of shares of Class B Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof will be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by Workday for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by Workday (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 5(d)(i)(C) and 5(d)(i)(D)).

(3)    In the event of any change in the number of shares of Class B Common Stock deliverable or in the consideration payable to Workday upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities, will be recomputed to reflect such change, but no further adjustment will be made for the actual issuance of Class B Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, will be recomputed to reflect the issuance of only the number of shares of Class B Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)    The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 5(d)(i)(E)(1) and 5(d)(i)(E)(2) will be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5(d)(i)(E)(3) or 5(d)(i)(E)(4).

(ii)    “Additional Stock” will mean any shares of Class A Common Stock or Class B Common Stock issued (or deemed to have been issued pursuant to Section 5(d)(i)(E)) by Workday on or after the Effective Time other than:

(A)    Class A Common Stock or Class B Common Stock issued pursuant to a transaction described in Section 5(d)(iii) hereof;

(B)    Shares of Class A Common Stock or Class B Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by Workday’s Board of Directors;

(C)    Class A Common Stock issued pursuant to a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended;

(D)    Class A Common Stock or Class B Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities (including Class A Common Stock issuable upon conversion of Class B Common Stock) outstanding on the Effective Time;

(E)    Class A Common Stock or Class B Common Stock issued in connection with a bona fide business acquisition of or by Workday, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F)    Class A or Class B Common Stock issued or deemed issued pursuant to Section 5(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 5(d);

(G)    Class B Common Stock issued upon conversion of the Preferred Stock;

(H)    Class A Common Stock or Class B Common Stock issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution approved by Workday’s Board of Directors, provided such financing is primarily for non-equity financing purposes; or

(I)    Class A Common Stock or Class B Common Stock issued to persons or entities with which Workday has business relationships, provided such issuances are approved by Workday’s Board of Directors and are primarily for non-equity financing purposes, and provided further that, in the event of an issuance in excess of 100,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), such issuance is approved by at least seventy-five percent of Workday’s Board of Directors.

(iii)    In the event Workday should at any time or from time to time after the Effective Time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Class A Common Stock or Class B Common Stock or the determination of holders of Class A Common Stock or Class B Common Stock entitled to receive a dividend or other distribution payable in additional shares of Class A Common Stock or Class B Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Class A Common Stock or Class B Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Class A Common Stock or Class B Common Stock or the Common Stock Equivalents (including the additional shares of Class A or Class B Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock will be appropriately decreased so that the number of shares of Class A Common Stock or Class B Common Stock issuable on conversion of each share of such series will be increased in proportion to such increase of the aggregate of shares of Class A Common Stock or Class B Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)    If the number of shares of Class A Common Stock or Class B Common Stock outstanding at any time after the Effective Time is decreased by a combination of the outstanding shares of Class A Common Stock or Class B Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock will be appropriately increased so that the number of shares of Class A Common Stock or Class B Common Stock issuable on conversion of each share of such series will be decreased in proportion to such decrease in outstanding shares.

(e)    Other Distributions.  In the event Workday will declare a distribution payable in securities of other persons, evidences of indebtedness issued by Workday or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(d)(iii), then, in each such case for the purpose of this Section 5(e), the holders of the Preferred Stock will be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class B Common Stock of Workday into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class B Common Stock of Workday entitled to receive such distribution.

(f)    Recapitalizations.  If at any time or from time to time there will be a recapitalization of the Class A Common Stock or Class B Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or in Section 2) provision will be made so that the holders of the Preferred Stock will thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of Workday or otherwise, to which a holder of Class B Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) will be applicable after that event as nearly equivalently as may be practicable.

(g)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares will be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Class A Common Stock or Class B Common Stock to be issued to particular stockholders, will be rounded down to the nearest whole share and Workday will pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion will be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class A Common Stock or Class B Common Stock and the number of shares of Class A Common Stock or Class B Common Stock issuable upon such conversion.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 5, Workday, at its expense, will promptly, in each case no later than fifteen (15) business days, compute such adjustment or readjustment in accordance with the terms hereof and, if such shares are certificated, prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based or, if such shares are uncertificated, register such adjustment or readjustment in book-entry form and provide notice thereof to each holder of Preferred Stock setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Workday will, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder (i) if such shares are certificated, a like certificate or (ii) if such shares are uncertificated, a notice, setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Class B Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)    Notices of Record Date.  In the event of any taking by Workday of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, Workday will mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i)    Reservation of Stock Issuable Upon Conversion.  Workday will at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class B Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock will not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as will be available to the holder of such Preferred Stock, Workday will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as will be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(j)    Notices.  Any notice required by the provisions of this Section 5 to be given to the holders of shares of Preferred Stock will be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of Workday.

(k)    Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock pursuant to Section 5(d)(i) may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of each of the affected series, in each case voting separately as a series. Any such waiver will bind all future holders of shares of such Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable.

6. Voting Rights.

(a)    General Voting Rights.  Except as expressly provided by this Restated Certificate or as provided by law, the holder of each share of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock will have the right to ten (10) votes for each share of Class B Common Stock into which such Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock could then be converted, and with respect to such vote, such holder will have full voting rights and powers equal to the voting rights and powers of the holders of Class B Common Stock. In addition, such holder will be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of Workday, and, except as expressly provided by this Restated Certificate or as provided by law, will be entitled to vote, together with holders of Class A Common Stock and Class B Common Stock (voting together as a single class), with respect to any question upon which holders of Class A Common Stock and Class B Common Stock have the right to vote. Fractional votes will not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward).

(b)    Voting for the Election of Directors.  As long at least 7,000,000 shares of Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, the holders of a majority of such shares of Series E Preferred Stock will be entitled to elect one (1) director of Workday at any election of directors. The holders of Preferred Stock, Class A Common Stock and Class B Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) will be entitled to elect any remaining directors of Workday.

7.    Protective Provisions.

(a)    So long as any shares of Preferred Stock are outstanding, Workday will not (by amendment, merger, consolidation or otherwise) without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(i)    consummate a Liquidation Event;

(ii)    authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Preferred Stock designated in this Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

(iii)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), directly or indirectly, through any subsidiaries or otherwise, any share or shares of Preferred Stock or Class A Common Stock or Class B Common Stock; provided, however, that this restriction will not apply to (1) the repurchase of shares of Class A Common Stock or Class B Common Stock from employees, officers, directors, consultants or other persons performing services for Workday or any subsidiary pursuant to agreements under which Workday has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, or (ii) the redemption of any share or shares of Series E Preferred Stock or Series F Preferred Stock in accordance with Section 4;

(iv)    amend Workday’s Certificate of Incorporation or Bylaws; or

(v)    pay or declare any dividends.

(b)    So long as at least 7,000,000 shares of Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) are outstanding, Workday will not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting as a separate series):

(i)    amend Workday’s Certificate of Incorporation or Bylaws in a manner which adversely affects the rights of the Series E Preferred Stock in a different manner than any other series of Preferred Stock (including an amendment to Workday’s Certificate of Incorporation that changes the amount or seniority of the dividend payment, liquidation preference (including participation rights) or redemption rights of any other existing series of Preferred Stock or that increases the rate at which such other existing series of Preferred Stock converts to Class B Common Stock); provided that the mere authorization or issuance of any new equity securities of Workday, including those that have terms senior or pari passu in any respect to the Series E Preferred Stock, will be deemed not to adversely affect the rights of the Series E Preferred Stock;

(ii)    increase or decrease (other than by redemption or conversion) the total number of authorized or designated shares of Series E Preferred Stock;

(iii)    amend Workday’s Certificate of Incorporation in a manner that would cause or permit the conversion of any outstanding shares of Series E Preferred Stock without the prior written election or consent of the holders of a majority of the outstanding shares of Series E Preferred Stock; or

(iv)    amend Workday’s Restated Certificate of Incorporation to remove any requirement for a separate vote of the Series E Preferred Stock contained herein.

(c)    So long as at least 1,500,000 shares of Series F Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) are outstanding, Workday will not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series F Preferred Stock (voting as a separate series):

(i)    amend Workday’s Certificate of Incorporation or Bylaws, or approve any charter reorganizing Workday under the laws of another state, in either case so as to alter, amend or modify the rights of the Series F Preferred Stock (other than, in the case of a reincorporation of Workday, changes related solely to differences required by the laws of the new state of incorporation);

(ii)    increase or decrease (other than by redemption or conversion) the total number of authorized or designated shares of Series F Preferred Stock;

(iii)    take any action that results in less than a majority of the members of the Board of Directors being independent. For purposes hereof, “independent” will be determined according to Rule 303A.2 of the New York Stock Exchange;

(iv)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), directly or indirectly, through any subsidiaries or otherwise, any share or shares of Preferred Stock, Class A Common Stock or Class B Common Stock; provided, however, that this restriction will not apply to (1) the repurchase of shares of Class A Preferred Stock or Class B Common Stock from employees, officers, directors, consultants or other persons performing services for Workday or any subsidiary pursuant to agreements under which Workday has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, or (ii) the redemption of any share or shares of Series E Preferred Stock or Series F Preferred Stock in accordance with Section 4; or

(v)    pay or declare any dividends.

8.    Status of Redeemed or Converted Stock.  In the event any shares of Preferred Stock will be redeemed or converted pursuant to Section 4 or Section 5 hereof, the shares so redeemed or converted will be cancelled and will not be issuable by Workday. The Restated Certificate of Incorporation of Workday will be appropriately amended to effect the corresponding reduction in Workday’s authorized capital stock.

C.    Rights of Class A Common Stock and Class B Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock and Class B Common Stock are as set forth below in this Article IV(C).

1.    Equal Status.  Except as otherwise provided in this Restated Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock will have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of Workday), share ratably and be identical in all respects and as to all matters.

2.    Voting Rights.  Except as otherwise expressly provided by this Restated Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock will (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Restated Certificate of Incorporation) of the stockholders of Workday, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of Workday and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock will have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock will have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.

3.    Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, shares of Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of Workday legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

4.    Subdivisions or Combinations.  Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

5.    Liquidation Rights.  Subject to the preferential liquidation or other rights of any holders of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of Workday available for distribution to the holders of its common stock upon a liquidation, dissolution or winding up of Workday, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

6.    Redemption.  Neither the Class A Common Stock nor the Class B Common Stock is redeemable.

7.    Change in Control Vote.  On or after the Covered Security Date (as defined below), Workday will not consummate a Change in Control Transaction (as defined below) without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Restated Certificate of Incorporation or the Bylaws. For the purposes of this Section 7, a “Change in Control Transaction” means the occurrence of any of the following events:

(a)    the sale, lease, exchange, encumbrance or other disposition (other than licenses in the ordinary course of business, and the grant of security interests in the ordinary course of business) by Workday of all or substantially all of the assets of Workday and its subsidiaries, taken as a whole;

(b)    the merger or consolidation of Workday with or into any other corporation or entity, other than a merger or consolidation that would result in the Class B Common Stock of Workday outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its sole parent entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Workday or such surviving entity or its sole parent entity outstanding immediately after such merger or consolidation; or

(c)    the issuance by Workday of securities that, after giving effect to such issuance or, in the case of options, warrants and other convertible or exchangeable securities, after giving effect to the exercise, conversion or exchange of such securities, would result in the Class B Common Stock converting into Class A Common Stock under Section 8(c)(ii) of this Article IV(C).

8.    Voluntary and Automatic Conversion of Class B Common Stock.

(a)    Voluntary Conversion of Shares of Class B Common Stock.  Each share of Class B Common Stock will be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to Workday. Before any holder of Class B Common Stock will be entitled to voluntarily convert any shares of such Class B Common Stock, such holder will surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of Workday or of any transfer agent for the Class B Common Stock, and will give written notice to Workday at its principal corporate office, of the election to convert the same and will state therein the name or names (i) in which the certificate or certificates for shares of Class A Common Stock are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. Workday will, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder will be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion will be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 8(a), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 8(a) will be retired by Workday and will not be available for reissuance.

(b)    Automatic Conversion of Shares of Class B Common Stock.  This Section 8(b) will become effective immediately prior to the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act in which all outstanding shares of Preferred Stock convert (or will convert within 180 days thereafter) into Class B Common Stock, provided that the Class B Common Stock is then a “covered security” pursuant to Section 18 of the Securities Act (the “Covered Security Date”). After the Covered Security Date, shares of Class B Common Stock will be automatically, without further action by the holder thereof, converted into an equal number of fully paid and nonassessable shares of Class A Common Stock, upon the occurrence of any of the following events:

(i)    any Transfer of such shares of Class B Common Stock, except for a Transfer to one or more Permitted Transferees of the holder of such shares;

(ii)    the date that any such Permitted Transferee of such shares ceases to meet the qualifications to be a Permitted Transferee of the holder of Class B Common Stock who effected the Transfer of such shares to such Permitted Transferee; and

(iii)    the death or Incapacity of a holder of such shares other than a Founder who is a natural person, or the death or Incapacity of the transferor of such shares who is a natural person from whom a Permitted Transferee acquired such shares of Class B Common Stock.

Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. Workday will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to Workday of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form. Shares of Class B Common Stock that are converted pursuant to this Section 8(b) will be retired by Workday and will not be available for reissuance.

(c)    Conversion of All Outstanding Class B Common Stock.  Each share of Class B Common Stock then outstanding will be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the earliest to occur of:

(i)    the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class;

(ii)    the first date on which the number of outstanding shares of Class B Common Stock represents less than 9% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock;

(iii)    the date that is the 20th anniversary of the effective date of the Qualified Public Offering; or

(iv)    the date that is nine months after the death of the last to die of the Founders.

Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. Workday will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to Workday of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common

Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

Following such conversion, the reissuance of shares of Class B Common Stock will be prohibited, and such shares of Class B Common Stock will be retired by Workday and cancelled in accordance with the General Corporation Law and the filing with the Delaware Secretary of State required thereby. Upon such retirement and filing, all references herein to Class A Common Stock will be deemed to be references to Common Stock. Each outstanding stock certificate that, immediately prior to such retirement and filing, represented one or more shares of Class A Common Stock will, following such retirement and filing, be deemed to represent an equal number of shares Common Stock, without the need for surrender or exchange thereof.

(d)    Workday may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Restated Certificate, relating to the conversion of the Class B Common Stock into Class A Common Stock pursuant to the terms of this Restated Certificate, as Workday may deem necessary or advisable in connection therewith. If Workday has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of Workday, Workday may request that the holder of such shares furnish affidavits or other evidence to Workday as Workday deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to Workday (in the manner provided in the request) to enable Workday to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, will be automatically converted into shares of Class A Common Stock and the same will thereupon be registered on the books and records of Workday. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation), the stock ledger of Workday will be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

9.    Definitions.  Solely for purposes of this Article IV(C),

(a)    “Designated Proxy Holder” means, with respect to a Founder, a person designated by such Founder and approved by the Board of Directors to act as such Founder’s proxy and attorney-in-fact or, if there is no such designee, the members of the Board of Directors acting by majority vote.

(b)    “Founders” means David A. Duffield and Aneel Bhusri (and each of them is referred to as a “Founder”).

(c)    “Incapacity” means, for a holder of Class B Common Stock other than a Founder, incapacity such that such holder is incapable of managing his financial affairs under the criteria set forth in California Probate Code Section 810 et. seq that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a holder of Class B Common Stock other than a Founder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

(d)    “Permitted Transferee” means:

(i)    Any trust, corporation, limited liability company, partnership, foundation or similar entity established by a holder of Class B Common Stock or a Founder’s estate, or the estate of a Founder itself; provided that:

(A)    either (a) in the case of a holder of Class B Common Stock other than a Founder, an entity established by a Founder or a Founder’s estate, the holder of Class B Common Stock has sole dispositive power and exclusive right to vote all of the shares of Class B Common Stock held by such entity or (b) in the case of a Founder’s estate or an entity established by a Founder or a Founder’s estate, the Founder or such Founder’s Designated Proxy Holder (pursuant to a voting agreement or voting trust established by such Founder before his death) has the exclusive right to vote all of the shares of Class B Common Stock held by such estate or entity; and

(B)    the Transfer to the transferee does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the holder of Class B Common Stock.

(ii)    a Founder; provided that the distribution of Class B Common Stock (or securities convertible into or exercisable for Class B Common Stock) is made to such Founder by a venture capital or other investment fund in accordance with the terms of such venture capital or investment fund’s charter and/or organizational documents; provided, further, that such distribution does not involve any payment of cash, securities, property or other consideration by the Founder (other than the Founder’s investment or contractual commitment in respect of his interest in such venture capital or investment fund).

(e)    “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer by bequest, devise or descent, conveyance (including a conveyance in trust) or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A Transfer includes, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) and the transfer of, or entering into an agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that, the following will not be considered a Transfer:

(i)    the grant of a proxy by a Founder to a Designated Proxyholder;

(ii)    the grant of a revocable proxy to officers or directors of Workday at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation);

(iii)    the issuance by Workday of any shares of Class B Common Stock pursuant to the exercise of options, warrants, securities or rights that are exercisable or exchangeable for, or convertible into, Class B Common Stock;

(iv)    an encumbrance, hypothecation or pledge of shares of Class B Common Stock by a holder of Class B Common Stock in connection with a bona fide loan or indebtedness transaction prior to an event of default or other event that gives any other person the right to vote or control the disposition of the shares subject to such encumbrance, hypothecation or pledge; or

(v)    any acquisition or disposition (including by judicial determination) of a community property interest in any shares of Class B Common Stock that does not result in a disposition by a holder of Class B Common Stock of either his or her economic interest in such shares of Class B Common Stock or an acquisition of exclusive Voting Control by another person (including the spouse or former-spouse of such holder) of such shares of Class B Common Stock.

(f)    “Voting Control” with respect to a share of Class B Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

10.    Reservation of Stock.  Workday will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

11.    Protective Provision.  So long as any shares of Class B Common Stock remain outstanding:

(a)

Workday will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section (C) of this Article IV (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Restated Certificate of Incorporation or the Bylaws.

(b)	Workday will not, without first obtaining the approval of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Restated Certificate of Incorporation or the Bylaws, authorize or issue, or obligate itself to issue, any Preferred Stock (including any other security convertible into or exercisable for any such Preferred Stock).

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of Workday.

ARTICLE VI

The number of directors of Workday will be determined in the manner set forth in the Bylaws of Workday.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of Workday will so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of Workday may provide. The books of Workday may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of Workday.

ARTICLE IX

1.    Limitation of Liability.  To the fullest extent permitted by law, no director of Workday will be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of Workday will be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2.    Change in Rights.  Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, will eliminate, adversely affect or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Workday reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by Title 8 of the General Corporation Law or other statutes or laws of the State of Delaware, the board of directors is expressly authorized to provide indemnification of directors, officers, employees, agents, and other persons to the fullest extent permitted by law through bylaw provisions, agreements with indemnitees, vote of stockholders or disinterested directors or otherwise.

ARTICLE XII

In connection with repurchases by Workday of its Class A Common Stock or Class B Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for Workday or any subsidiary pursuant to agreements under which Workday has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code will not apply in all or in part with respect to such repurchases.

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